Exhibit 99.14(b)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Combined Proxy Statement/Prospectus and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 (the "Registration Statement") of our reports dated May 28, 1998, relating to the financial statements and financial highlights of Nations Diversified Income Fund, Nations Municipal Income Fund and Nations Short-Intermediate Government Fund (the "Funds") appearing in the March 31, 1998 Annual Reports to Shareholders, which financial statements and financial highlights are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Other Service Providers for the Pacific Horizon Funds and Nations Funds" and in paragraphs 5.1.j. and 8.6 of the Agreement and Plan of Reorganization in such Combined Proxy Statement/Prospectus. We further consent to the references to us under the headings "Financial Highlights" and "How The Funds Are Managed - Other Service Providers" in the Prospectuses of the Funds dated August 1, 1998, as supplemented, and under the heading "Independent Accountant and Reports" in the Statement of Additional Information of the Funds dated August 1, 1998 which are incorporated by reference into the Registration Statement.


PricewaterhouseCoopers LLP
Boston, Massachusetts
December 23, 1998